EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-139464, 333-142642, 333-146216 and 333-147200 on Form S-3 and Nos. 333-145079 and 333-135366 on Form S-8 of our report, dated June 25, 2008, appearing in this Annual Report on Form 10-K of Oilsands Quest Inc. for the year ended April 30, 2008.

/s/ KPMG LLP

Calgary, Canada
March 18, 2009